For Immediate Release

Date:                      July 28, 2010
Contact:                 Roger S. Deacon
Chief Financial Officer
Phone:                    (215) 775-1435

FOX CHASE BANCORP, INC. ANNOUNCES EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

HATBORO, PA, July 28, 2010 – Fox Chase Bancorp, Inc. (the “Company”) (NASDAQ GM: FXCB), the holding company for Fox Chase Bank (the “Bank”), today announced net income of $608,000 and $1.2 million for the three and six months ended June 30, 2010, respectively, compared to net income of  $298,000 and $899,000 for the three and six months ended June 30, 2009, respectively.

Highlights for the three and six month periods ended June 30, 2010 included:

•
Net interest income increased $1.2 million, or 23.0%, to $6.7 million for the three months ended June 30, 2010, compared to $5.4 million for the three months ended June 30, 2009 and increased $1.9 million, or 16.8%, to $13.1 million for the six months ended June 30, 2010 from $11.2 million for the same period in 2009, primarily due to a decrease in interest expense on deposits due to maturities of higher rate certificates of deposits and repricing of other deposit products.

•	Net interest income increased $253,000, or 3.9%, to $6.7 million for the three months ended June 30, 2010, compared to $6.4 million the three months ended March 31, 2010.
•	Net interest margin increased to 2.37% for the three months ended June 30, 2010 compared to 2.26% for the three months ended March 31, 2010 and 1.93% for the three months ended June 30, 2009.
•	Efficiency ratio improved to 73.0% for the three months ended June 30, 2010 compared to 75.7% for the three months ended March 31, 2010 and 91.4% for the three months ended June 30, 2009.
•
Provision for loan losses increased $508,000, or 89.6%, to $1.1 million for the three months ended June 30, 2010, compared to $567,000 for the three months ended June 30, 2009 and increased $1.0 million, or 104.4%, to $2.0 million for the six months ended June 30, 2010 from $962,000 for the same period in 2009. During the three months ended June 30, 2010, the Bank increased its specific reserves on impaired loans by $368,000 as well as increased its general reserves by $598,000 primarily due to growth in the commercial loan portfolio and continued elevated levels of classified loans.

•	Provision for loan losses increased $184,000, or 20.7%, to $1.1 million for the three months ended June 30, 2010, compared to $891,000 for the three months ended March 31, 2010.
•
Increased valuation allowance on the Bank’s mortgage servicing rights of $67,000 for the three months ended June 30, 2010, compared to a reduced valuation allowance of $99,000 for the three months ended June 30, 2009 and an increased valuation allowance of $65,000 for the six months ended June 30, 2010 compared to a reduced valuation allowance of $75,000 for the same period in 2009.

•
Total assets were $1.24 billion at June 30, 2010, an increase of  $69.1 million, or 5.9%, from $1.17 billion at December 31, 2009, primarily due to $77.8 million in net proceeds from the Company’s public offering and a $29.0 million, or 4.6%, increase in loans, offset by a $54.7 million, or 13.6%, decrease in mortgage related securities.

•
Total stockholders’ equity was $206.4 million at June 30, 2010, an increase of $82.7 million, or 66.9% from $123.6 million at December 31, 2009, due primarily to the effects of the second step conversion and reorganization to a fully public entity.

Credit related items as of and for the quarter ended June 30, 2010 include:

•	Allowance for loan losses increased to $11.7 million, or 1.74% of total loans at June 30, 2010 compared to $10.6 million, or 1.65% of total loans at December 31, 2009;

•	Allowance for loan losses to nonperforming loans was 42.1% at June 30, 2010 compared to 35.7% at December 31, 2009;

•
Loan charge-offs increased $103,000 to $109,000 for the three months ended June 30, 2010 compared to $6,000 for the three months ended June 30, 2009 and increased $733,000 to $884,000 for the six months ended June 30, 2010 compared to $151,000 for the six months ended June 30, 2009.  Loan charge-offs during the quarter were comprised of $50,000 related to a residential mortgage loan and $59,000 related to a second mortgage home equity loan;

•
Nonperforming assets declined to $32.0 million, or 2.57% of total assets, at June 30, 2010 from $33.6 million, or 2.91% of total assets, at March 31, 2010 and $33.7 million, or 2.87% of total assets, at December 31, 2009;

•	Nonperforming assets were comprised of the following asset classes at June 30, 2010 and March 31, 2010, respectively:

·	construction loans for residential projects – decreased to $12.1 million from $13.0 million;

·	commercial real estate loans – increased to $6.2 million from $6.1 million;

·	commercial and industrial loans – decreased to $313,000 from $568,000;

·	one-to-four family residential and home equity loans – increased to $9.1 million from $8.9 million; and

·	assets acquired through foreclosure – decreased to $4.3 million from $5.1 million;

•	Specific reserves related to nonperforming loans totaled $4.3 million at June 30, 2010, the same level as December 31, 2009;

•
Delinquent loans 30 to 89 days totaled $5.2 million at June 30, 2010, compared to $3.6 million at December 31, 2009. Of the $5.2 million in delinquent loans at June 30, 2010, $2.1 million relates to a loan that became current in July 2010.

Commenting on the second quarter 2010 performance, Thomas M. Petro, President and Chief Executive Officer of Fox Chase Bancorp said, “The completion of our second step conversion in June 2010 raised $77.8 million in additional capital and positions the Bank as one of the best capitalized banks in the nation. It also provides us with balance sheet capacity to execute our long-term strategic business plan, grow market share and drive earnings growth as the economy improves.  While general economic conditions continue to be fragile, we did see modest improvement in the levels of nonperforming assets during the quarter. We continue to be proactive in identifying loan problems and during the quarter continued to increase our allowance for loan losses to address these issues. We are very pleased with our progress thus far, and continue to be focused on growing our loan portfolio organically while improving our margin by making the right pricing decisions and reducing our cost of funds.  These initiatives will improve our profitability and increase our operating leverage in future periods.”

Fox Chase Bancorp, Inc will host a conference call to discuss second quarter 2010 results on Thursday, July 29, 2010 at 9:00 am EDT.  The general public can access the call by dialing (877) 317-6789.  A replay of the conference call will be available through August 19, 2010 by dialing (877) 344-7529; use Conference ID: 442916.

Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

CONSOLIDATED STATEMENT OF OPERATIONS
 (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)
INTEREST INCOME
Interest and fees on loans	$9,153	$8,758	$17,935	$17,135
Interest on money market funds	--	122	--	160
Interest on mortgage related securities available-for-sale	3,135	3,505	6,747	6,760
Interest on investment securities available-for-sale
Taxable	96	261	173	385
Nontaxable	84	140	173	283
Dividend income	--	--	--	1
Other interest income	64	135	163	136
Total Interest Income	12,532	12,921	25,191	24,860
INTEREST EXPENSE
Deposits	4,219	5,719	8,797	10,098
Federal Home Loan Bank advances	1,191	1,329	2,408	2,659
Other borrowed funds	432	432	859	861
Total Interest Expense	5,842	7,480	12,064	13,618
Net Interest Income	6,690	5,441	13,127	11,242
Provision for loan losses	1,075	567	1,966	962
Net Interest Income after Provision for Loan Losses	5,615	4,874	11,161	10,280
NONINTEREST INCOME
Service charges and other fee income	246	310	499	480
Net gain on sale of loans	--	--	--	3
Income on bank-owned life insurance	118	112	233	221
Other	70	146	105	211

Total other-than-temporary impairment loss	--	(605)	--	(605)
Less: Portion of loss recognized in other comprehensive income (before taxes)	--	448	--	448
Net other-than-temporary impairment loss	--	(157)	--	(157)
Net gains on sale of investment securities	--	588	--	588
Net investment securities gains	--	431	--	431
Total Noninterest Income	434	999	837	1,346
NONINTEREST EXPENSE
Salaries, benefits and other compensation	2,963	2,915	5,946	5,765
Occupancy expense	440	438	939	933
Furniture and equipment expense	144	180	287	401
Data processing costs	393	377	762	762
Professional fees	355	298	617	564
Marketing expense	95	86	166	170
FDIC premiums	401	831	773	1,072
Other	411	367	892	776
Total Noninterest Expense	5,202	5,492	10,382	10,443
Income Before Income Taxes	847	381	1,616	1,183
Income tax provision	239	83	457	284
Net Income	$608	$298	$1,159	$899
Earnings per share:
Basic	$0.04	$0.02	$0.08	$0.06
Diluted	$0.04	$0.02	$0.08	$0.06

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Share Data)
	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and due from banks	$208	$44
Interest-earning demand deposits in other banks	157,556	65,374
Total cash and cash equivalents	157,764	65,418
Investment securities available-for-sale	24,342	19,548
Mortgage related securities available-for-sale	348,178	402,919
Loans, net of allowance for loan losses of $11,687
at June 30, 2010 and $10,605 at December 31, 2009	660,255	631,296
Assets acquired through foreclosure	4,276	4,052
Federal Home Loan Bank stock, at cost	10,435	10,435
Bank-owned life insurance	12,900	12,667
Premises and equipment	10,895	11,137
Real estate held for investment	1,730	1,730
Accrued interest receivable	4,481	4,467
Mortgage servicing rights, net	556	683
Deferred tax asset, net	--	1,467
Other assets	7,155	7,999
Total Assets	$1,242,967	$1,173,818
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits	$856,636	$858,277
Federal Home Loan Bank advances	125,001	137,165
Other borrowed funds	50,000	50,000
Advances from borrowers for taxes and insurance	2,559	2,119
Accrued interest payable	621	696
Deferred tax liability, net	79	--
Accrued expenses and other liabilities	1,719	1,927
Total Liabilities	1,036,615	1,050,184
STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized, none issued and outstanding at June 30, 2010 and
December 31, 2009)	--	--
Common stock ($.01 par value; 60,000,000 shares authorized,
14,547,173 shares issued and outstanding at June 30, 2010
and 35,000,000 shares authorized,14,679,750 shares issued
and 13,609,187 shares outstanding at December 31, 2009)	145	147
Additional paid-in capital	133,902	64,016
Treasury stock, at cost (0 shares at June 30, 2010 and
1,070,563 shares at December 31, 2009)	--	(11,814)
Common stock acquired by benefit plans	(10,069)	(6,862)
Retained earnings	72,746	71,604
Accumulated other comprehensive income, net	9,628	6,543
Total Stockholders' Equity	206,352	123,634

Total Liabilities and Stockholders' Equity	$1,242,967	$1,173,818

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009
CAPITAL RATIOS:
Total stockholders’ equity (to total assets) (1)	16.60%	10.83%	10.53%	10.65%

Tier 1 capital (to adjusted assets) (2)	11.89	9.37	8.51	8.71
Tier 1 risk –based capital (to risk-weighted assets)(2)	21.89	16.12	15.41	15.81
Total risk-based capital (to risk-weighted assets) (2)	23.14	17.33	16.57	16.80

ASSET QUALITY INDICATORS:
Nonperforming loans (3)	$27,728	$28,523	$29,680	$7,713
Real estate owned	4,276	5,076	4,052	--
Total nonperforming assets	$32,004	$33,599	$33,732	$7,713

Ratio of nonperforming loans to total loans	4.13%	4.35%	4.62%	1.22%
Ratio of nonperforming assets to total assets	2.57	2.91	2.87	0.66
Ratio of allowance for loan losses to total loans	1.74	1.63	1.65	1.12
Ratio of allowance for loan losses to
nonperforming loans	42.1	37.6	35.7	91.7

Past due loans
30 - 59 days (4)	$5,173	$631	$1,269	$6,238
60 - 89 days	10	440	2,306	816
Total	$5,183	$1,071	$3,575	$7,054

(1)  Represents stockholders’ equity ratio of Fox Chase Bancorp, Inc.
(2)  Represents capital ratios of Fox Chase Bank.
(3)  Includes nonaccruing loans and accruing loans past due 90 days or more.
(4)  Includes a $2.1 million loan which became current in July 2010.

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
PERFORMANCE RATIOS (5):
Return on average assets	0.21%	0.19%	0.10%
Return on average equity	1.90	1.76	0.96
Net interest margin	2.37	2.26	1.93
Efficiency ratio (6)	73.0	75.7	91.4
OTHER:
Book value per share	$14.19	$9.20	$9.02
Employees (full-time equivalents)	137	135	142

	For the Six Months Ended
	June 30,	June 30,
	2010	2009
PERFORMANCE RATIOS:
Return on average assets	0.20%	0.17%
Return on average equity	1.83	1.46
Net interest margin	2.31	2.17
Efficiency ratio (6)	74.3	85.9

(5)  Annualized.
(6)  Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities, premises and equipment and assets acquired through foreclosure.